UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hemis Corporation
(Exact name of Registrant as specified in its charter)

NEVADA	20-2749916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Neuhofstrasse 8, 8600 Dübendorf, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

2007 Non-Qualified Stock Compensation Plan
(Full title of the plan)

EastBiz, Inc.
5348 Vegas Drive, #226
Las Vegas, Nevada 89108 USA
(Name and address of agent for service)

(702) 871 8678
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Penny O. Green, Bacchus Law Group
1511 West 40th Avenue
Vancouver, British Columbia, Canada, V6M 1V7
Tel: 604.732.4804 Fax: 604.408.5177

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price	Offering	Fee
		per Share	Price
(1)
Shares of Common Stock,
par value $0.001	10,000,000	$1.90	$19,000,000	$2,033.00

Total	10,000,000		$19,000,000	$2,033.00

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

This prospectus is not an offer to sell securities and is not soliciting an offer to purchase securities in any state where the offer or sale is not permitted.

PROSPECTUS

Hemis Corporation
10,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by Hemis Corporation (“Hemis”, “we”, “us”), a Nevada corporation, of shares of our $.001 par value per share common stock under our 2007 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, we are registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the persons covered by the Stock Plan, 10,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Hemis within the meaning of the Securities Act of 1933 (the "Securities Act") may sell all or part of the shares in any way permitted by law, including sales in the OTC Bulletin Board at prices prevailing at the time of such sale. We are registering no shares hereunder for our affiliates. An affiliate is summarily, any director, executive officer or controlling shareholder of Hemis or anyone of our subsidiaries. An "affiliate" of Hemis is not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. Our common stock is currently listed on OTCBB under the symbol of HMSO.OB.

The purchaser in this offering may be receiving an illiquid security.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2007.

This prospectus is part of a registration statement which was filed and became effective under the Securities Act, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the SEC under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by us with the SEC are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Hemis Corporation, Neuhofstrasse 8, 8600 Dübendorf, Switzerland. Our telephone number is011 41 (43) 355 0228.

We are subject to the reporting requirements of the Exchange Act and in accordance therewith files, reports and other information with the SEC. These reports, as well as the proxy statements, information statements and other information filed by us under the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Hemis since the date hereof.

PART 1

Information Required in the Section 10(a) Prospectus

ITEM 1. The Plan Information

The Company

Hemis has the principal executive offices at Neuhofstrasse 8, 8600 Dübendorf, Switzerland. Our telephone number is 011 41 (43) 355 0228.

Purpose

We will issue common shares to certain persons pursuant the Stock Plan, which has been approved by the Board of Directors of Hemis. The Stock Plan is intended to provide a method whereby we may be stimulated by the personal involvement of the persons covered by the Stock Plan in our future prosperity, thereby advancing the interests of Hemis, and all of our shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board of Directors has authorized the issuance of up to 10,000,000 shares of our common stock pursuant to the Stock Plan upon effectiveness of this registration statement (the “Shares”).

No Restrictions on Transfer

The recipients of the Shares will become the record and beneficial owners of the Shares upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Shares.

Tax Treatment to the Recipients

The Shares are not qualified under Section 401(a) of the Internal Revenue Code. The recipients, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The recipients are urged to consult each of their tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Hemis for federal income tax purposes in the taxable year of Hemis during which the recipient recognizes income.

ITEM 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

A copy of any document or part hereof incorporated by reference in this registration statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to Norman Meier, our President, at Neuhofstrasse 8, 8600 Dübendorf, Switzerland. Our telephone number is 011 41 (43) 355 0228.

PART 2

Information Required in the Registration Statement

ITEM 3. Incorporation of Documents by Reference

The following documents filed with the SEC by Hemis are incorporated herein by reference:

1.

The description of our common stock set forth in our Registration Statement on Form SB-2/A, effective on December 20, 2006, including all amendments and reports for the purpose of updating such Registration Statement;

2.	All reports of Hemis filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 20, 2006; and

3.

All documents filed by Hemis pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares registered under this Registration Statement has been passed upon for us by Penny Green, Attorney, of Bacchus Law Group. Neither Penny Green nor any member of Bacchus Law Group own any shares of our common stock. Penny Green and Bacchus Law Group are eligible to receive stock awards under the Stock Plan.

ITEM 6. Indemnification of Directors & Officers

Section 78.7502 of Nevada Revised Statutes provides as follows with respect to indemnification of directors and officers:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

When indemnification is discretionary, Section 78.751 of Nevada Revised Statutes provides as follows with respect to the authorization required to carry out the indemnification:

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We have not currently made any arrangements regarding insurance but may do so in the future.

As far as exculpation or indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons, Hemis has been advised that in the opinion of the SEC such exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The following exhibits are filed as part of this Registration Statement and are specifically incorporated herein by this reference:

Exhibit No	Title

5.1	Legal Opinion and Consent

10.1	2007 Non-Qualified Stock Compensation Plan

23.1	Consent of Independent Auditor

ITEM 9. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Exchange Act.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act , and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act , and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, Hemis Corporation certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Zurich, Switzerland, on February 26, 2007.

Hemis Corporation
(Registrant)

By: /s/ Norman Meier
Norman Meier , President, Chief Executive
Officer

Pursuant to the requirements of the Exchange Act, this Registration Statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier		February 26, 2007
Norman Meier	Director, President, Chief
Executive Officer

/s/ Bruno Weiss		February 26, 2007
Bruno Weiss	Director, Chief Financial
Officer, Principal Accounting
Officer

/s/ Doug Oliver		February 26, 2007
Doug Oliver	Director